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                                   FORM N-8A
                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

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                                      Name:

                            Fresco Index Shares Funds

            Address of Principal Business Office (No. & Street, City,
                                State Zip Code):

               51 West 52nd Street, New York, New York 10019-6114

                     Telephone Number (including area code):

                                  212-882-5000

                Name and address of agent for service of process:

                            Cynthia Lo Bessette, Esq.
                      UBS Global Asset Management (US) Inc.
                               51 West 52nd Street
                          New York, New York 10019-6114

                                 With Copies to:

                              Stuart Strauss, Esq.
                             Mayer Brown Rowe & Maw
                                  1675 Broadway
                          New York, New York 10019-5820

                           Stephanie M. Nichols, Esq.
                       State Street Bank and Trust Company
                          One Federal Street, 9th Floor
                           Boston, Massachusetts 02110

Check Appropriate Box:




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Registrant is filing a Registration Statement pursuant to Section 8(b) of the
Investment Company Act of 1940 concurrently with the filing of Form N-8A:
YES [x] NO [ ]

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of New York and State of New York on the 9th day of July, 2002.

Fresco Index Shares Funds

By:   /S/ JOSEPH A. LA CORTE
Joseph A. La Corte
President